EXHIBIT 10.12

                             EMPLOYMENT AGREEMENT

      THIS AGREEMENT ("Agreement") is made and entered into as of this 8 day of January, 2007, by and between Charlie Lemons, an individual resident of the State of North Carolina ("Executive"), and EMPIRE FINANCIAL SERVICES, INC., a Georgia corporation (the "Employer").

      WHEREAS, the parties hereto desire to enter into an agreement for Employer's employment of Executive in the capacity of Executive Vice President of the Employer on the terms and conditions contained herein;

      WHEREAS, Executive is expected to assume the responsibilities of President and Chief Executive Officer of Employer within six months; and

      WHEREAS, Executive will develop significant knowledge and information with respect to Employer through Executive's employment by Employer, which knowledge and information includes trade secrets of Employer;

      NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.   Employment.
      Subject to the terms hereof, the Employer hereby employs Executive, and Executive hereby accepts such employment. Executive will serve as Executive Vice President of the Employer or in such other executive capacity as the President of the ultimate parent company of Employer, Southwest Georgia Financial Corporation (the "Company"), may recommend to the Board of Directors of the Company and the Board may hereafter from time to time determine. Executive agrees to devote his full business time and best efforts to the performance of the duties that Company may assign Executive from time to time; provided that the Executive may serve on boards of directors or trustees of other companies and organizations, as long as such service does not materially interfere with the performance of his duties hereunder. Executive shall be based and shall perform Executive's duties at the offices of the Employer in Milledgeville, Georgia except for reasonable travel as the performance of Executive's duties may require.

Section 2. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below:

      (a) "Cause." Cause for termination of Executive's employment shall exist (1) if Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (2) if Executive fails to comply with the terms of this Agreement, and, within ten (10) days after written notice from Employer of such failure, Executive has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Executive at any time thereafter again so fails, or (3) if Executive violates any of the provisions contained in Section 5 of this Agreement.

      (b) "Competitor." A Competitor is any Person, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Employer Activities.




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      (c)  "Competitive Position."  Competitive Position means (1) the direct or indirect ownership or control of all or any portion of a Competitor;
    or (2) any employment or independent contractor arrangement with any Competitor whereby Executive will serve such Competitor in any managerial capacity.

      (d) "Confidential Information." Confidential Information means any confidential, proprietary business information or data belonging to or pertaining to the Employer, the Company or Employer's immediate parent company, Southwest Georgia Bank (the "Bank"), that does not constitute a Trade Secret and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding the Employer's, the Company's and the Bank's customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Executive as a result of his employment with the Employer.

      (e) "Customer." Customer means actual customers or actively sought prospective customers of Employer during the Term.

      (f)  "Effective Time."  The Effective Time shall be the date hereof.

      (g) "Employer Activities." Employer Activities means the business of providing mortgage loans to individuals and businesses.

      (h) "Good Reason" means the occurrence (without Executive's express written consent) during the Term of any one of the following acts by the
    Employer:
         (1) the required relocation of Executive to a location fifty
              (50) miles from 121 Executive Parkway, Milledgeville, Georgia;

         (2) a reduction in Executive's base salary or the failure by the Employer to continue to provide Executive with benefits substantially similar to those provided to similarly situated employees of Employer.

      (i) "Noncompete Period" or "Nonsolicitation Period" means the period beginning the Effective Time and ending on the second anniversary of the Termination Date.

      (j) "Person." A Person is any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, bank, firm, unincorporated organization or other entity.

      (k) "Termination Date." The effective date of Executive's termination.

      (l) "Territory." Territory means any county in Georgia in which Employer, the Company or the Bank does business as of the date hereof and any county contiguous thereto.

      (m) "Total Disability." Total Disability means the failure by Executive to fully perform his normal required services hereunder for a period of three (3) months during any consecutive twelve (12) month period during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability.


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      (n)  "Trade Secrets."  Trade Secrets means information or data of or about Employer, including but not limited to technical or non-technical data, compilations, programs, methods, techniques, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, information concerning the Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

Section 3.   Term of Employment.

      3.1 Unless earlier terminated pursuant to Section 3.2, Executive's employment under this Agreement shall be for a three (3) year term (the "Initial Term") commencing on the Effective Time and ending on the third anniversary thereof. Upon the expiration of the Initial Term, or any Renewal Term (as defined below), this Agreement shall automatically renew for an additional term of three (3) years (each a "Renewal Term" and together with the Initial Term, the "Term").

      3.2 Executive's employment under this Agreement shall terminate upon the occurrence of any of the following events:
      (a)  Executive reaches the age of sixty-five (65).
      (b)  The death of Executive.
      (c)  The Total Disability of Executive.
      (d) The termination by Employer of Executive's employment hereunder, upon written notice to Executive, for Cause, as determined by the Board of Directors of Employer (the "Board of Directors").
      (e)  The termination of Executive's employment by Executive.
      (f) The termination of Executive's employment by Employer without Cause or by Executive for Good Reason upon at least ninety (90) days prior written notice.

Section 4.   Compensation.

      4.1 During Term of Employment. Employer will provide Executive with the following salary, expense reimbursement and additional employee benefits during the Term hereunder:
      (a) Salary. Executive will be paid a salary of no less than One Hundred Forty Thousand Dollars ($140,000) per annum, less deductions and withholdings required by applicable law. The salary shall be paid to Executive in equal monthly installments (or on such more frequent basis as other employees of Employer are compensated from time to time). The salary shall be reviewed by the President of the Company on at least an annual basis who shall then make a recommendation of a change to such salary to the Board of Directors of the Company for their approval.

      (b) Bonus. Executive will be entitled to an annual bonus (the "Bonus") as determined by the personnel committee of the Company upon the recommendation of the President of the Company. The Bonus shall be determined annually and paid quarterly.




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      (c)  Vacation and Sick Leave.  Employee shall receive the same number of vacation days and paid days of sick leave per calendar year as the Employer gives other Employer employees from time to time. Any unused sick leave days in any calendar year may be carried over to subsequent years in accordance with Employer policy. Any unused vacation days in any calendar year may not be carried over to subsequent years.

      (d) Expenses. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee on the same basis as other employees.

      (e) Company Car. Employer shall provide Executive with an automobile during the Term for use in the course of Executive's employment with Employer.

      (f) Benefit Plans. Executive may participate in such medical, disability, life insurance and other benefit plans (such as the [Southwest Georgia Financial Corporation Pension Retirement Plan], the Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation, and any successor to such plans) as the Company maintains from time to time for the benefit of employees, on the terms and subject to the conditions set forth in such plans.

      4.2  Effect of Termination.

      (a) If Executive's employment hereunder is terminated by Employer pursuant to Section 3.2(c) hereof but Executive is not determined to be "disabled" under the Employer's disability insurance, then Employer shall continue to pay Executive his normal, current salary pursuant to Section 4.1(a) (on the same basis as if Executive continued to serve as an employee hereunder for such applicable period) and offer paid insurance continuation rights under the Consolidated Omnibus Reconciliation Act ("COBRA") until the earlier of (1) the first anniversary of the effective date of such termination or (2) Executive is determined to be "disabled" under the Employer's disability insurance.

      (b)  If Executive's employment hereunder is terminated pursuant to
   Section 3.2(f) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Executive his normal, current salary pursuant to Section 4.1(a) for one (1) year (on the same basis as if Executive continued to serve as an employee hereunder for such applicable period) and offer paid insurance continuation rights under COBRA for the one (1) year following the effective date of such termination.

      (c) Except as provided above, upon the termination of the employment of Executive hereunder for any reason, Executive shall be entitled to all compensation and benefits earned or accrued under Section 4.1 as of Termination Date, but from and after the Termination Date no additional compensation or benefits shall be earned by Executive hereunder.

      (d)  If Executive's employment is terminated pursuant to Section 3.2(b),
   (c) or (f) hereof, all options to purchase stock of the Employer or an affiliate of the Employer granted to Executive shall immediately become exercisable upon such termination. In the case of a termination pursuant to Section 3.2(b) or (c) hereof, the options will expire in accordance with their respective scheduled expiration dates. In the case of a termination by Employer pursuant to Section 3.2(f) hereof, the options will expire on the first anniversary after the effective date of the termination of
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   Executive's employment hereunder.  Upon the death of Executive, any options that Executive would otherwise be entitled to exercise hereunder may be exercised by his personal representatives or heirs, as applicable. If Executive's employment is terminated by Employer pursuant to Section 3.2(d) or (e), those options which are exercisable as of the date of such termination shall be exercisable for a period of ninety (90) days after such termination (and all other options not then exercisable shall be forfeited as of such date), and after such ninety (90) day period, all unexercised options will expire. To the extent necessary, this provision shall be deemed an amendment of any option agreement between the Executive and the Employer or an affiliate of the Employer.

      (e)  Unless Executive's employment hereunder is terminated pursuant to
   Section 3.2(b) or 3.2(f), the covenants in Section 5 of this Agreement shall survive termination of Executive's employment, for the full Noncompete Period and Nonsolicitation Period as though the engagement lasted for the full Term described in Section 3.1.

Section 5.   Partial Restraints on Competition.

      5.1 Trade Name. Executive shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of the Employer, the Company, the Bank or any of its or their affiliates or name similar thereto, without the prior written consent of the Employer.

      5.2  Confidential Information.

      (a) Executive hereby agrees that (1) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Term and all times during which such item continues to constitute a Trade Secret under applicable law; and (2) with regard to any Confidential Information, during the Noncompete Period:

          (i) Executive shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of the Employer; and

         (ii) Executive shall immediately notify the Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. Executive shall assist the Employer, to the extent necessary, in the procurement or any protection of the Employer's rights to or in any of the Trade Secrets or Confidential Information.

      5.3  Noncompetition.

      (a) The parties hereto acknowledge that Executive is conducting Employer Activities throughout the Territory. Executive acknowledges that to adequately protect the interest of the Employer in the business of the Employer it is essential that any noncompete covenant with respect thereto cover all Employer Activities and the entire Territory.


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      (b)  Executive hereby agrees that, during the Noncompete Period,
   Executive will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Executive shall notify the Employer promptly in writing if Executive receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

      (c) Nothing contained in this Section 5 shall prohibit Executive from acquiring not more than two percent (2%) of any company or bank whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

      5.4 Nonsolicitation During Nonsolicitation Period. Executive hereby agrees that Executive will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any (1) employee of the Employer, the Company or the Bank, or (2) Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer or Bank during the Term; provided, however, that the covenant in this clause shall limit Executive's conduct following termination of employment, only with respect to those Customers with whom Executive had substantial contact (through direct or supervisory interaction with the Customer or the Customer's account) during a period of time up to but no greater than two (2) years prior to the last day of the Term.

      5.5 Nondispargement. Executive hereby agrees that Executive will not, during the Term and Nonsolicitation Period hereof, either directly or indirectly, alone or in conjunction with any other party, make statements to Customers or suppliers of Employer or to other members of the public that are in any way disparaging or negative towards Employer, the Company or the Bank or the Employer's, the Company's or the Bank's products, services or representatives (including their respective Boards of Directors) or employees.

Section 6.   Miscellaneous.

      6.1 Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

      6.2  Successors; Binding Agreement.

      (a) In addition to any obligations imposed by law upon any successor to the Employer, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer or that acquires a controlling stock interest in the Employer to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effective date of such succession shall be a breach of this Agreement.



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      (b)  This Agreement shall inure to the benefit of and be enforceable by
   Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount is still payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

      6.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven (7) days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:



If to the Employer:	Southwest Georgia Financial Corporation
			Attention:  DeWitt Drew
                        P.O. Box 3488
                        Moultrie, GA  31768

If to Executive:	Charlie Lemons
                        _______________
                        _______________

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

      6.4 Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

      6.5 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

      6.6 Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

      6.7 Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

      6.8 Disputes. All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Board of Directors of the Company. Any denial by the Board of Directors of the Company of a claim for benefits under this Agreement shall be provided in writing to Executive within thirty (30) days
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of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Board of Directors a decision of the Board of Directors within sixty (60) days after notification by the Board of Directors that Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration
Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

      6.9 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary. Executive affirms that the only consideration for him signing this Agreement is that set forth in Section 4, that no other promise or agreement of any kind has been made to or with him by any person to cause him to execute this Agreement, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

      6.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 EMPIRE FINANCIAL SERVICES, INC
                                 By:  /s/J. David Dyer, Jr.
                                 Title: President

                                 EXECUTIVE
                                 /s/Charlie Lemons
                                 Charlie Lemons


















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